UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 25, 2021

SCWORX CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37899	47-5412331
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor

New York, New York 10022

(Address of Principal Executive Offices)

(844) 472-9679

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	WORX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Item 1.02. Termination of a Material Definitive Agreement

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 19, 2020, Marc. S. Schessel’s employment as CEO of SCWorx, Corp., a Delaware corporation, ceased by mutual agreement, and the Company and Mr. Schessel concurrently entered into a consulting agreement (“Consulting Agreement”) under which Mr. Schessel will provide consulting services to the Company.

The Company’s current President and COO, Mr. Hannibal, will oversee the Company’s day to day operations.

The Consulting Agreement terminated Mr. Schessel’s employment agreement and non-competition agreement, each dated February 1, 2019 with the Company, so that neither the Company nor Mr. Schessel has any further obligations thereunder.

Under the terms of the Consulting Agreement, Mr. Schessel will report to and take direction from Timothy Hannibal, the President of the Company, and will provide full time consulting services with respect to its software and personal protective equipment sales, customer relationship management, software development and support of the Company’s data management business.

The Consulting Agreement provides for annual consulting fees of $295,000. In addition, such agreement provides for cash and equity bonuses based on revenue generation. The Consulting Agreement is for a term of two years, but may be terminated by the Company for “cause” (as defined) or by either party for any reason or no reason upon sixty days prior notice. The Consulting Agreement also contains non-competition and non-solicitation provisions which are applicable during the term of the Consulting Agreement and for a period of two years thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 25, 2021

SCWorx Corp.

By:	/s/ Timothy A. Hannibal
Name:	Timothy A. Hannibal
Title:	President and COO